Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700	[CONSTAR LOGO]

FOR IMMEDIATE RELEASE

CONSTAR INTERNATIONAL ANNOUNCES

2003 FIRST QUARTER RESULTS

Philadelphia, PA, April 28, 2003 – Constar International Inc. (NASDAQ: CNST) today announced its results for the first quarter ended March 31, 2003.

The company reported a first quarter net loss of $1.8 million, or $(0.15) per diluted share, compared to a 2002 first quarter net loss of $45.8 million or $(3.82) per diluted share. The net loss for the first quarter of 2002 included a $50.1 million charge for the cumulative effect of a change in accounting for goodwill. Net sales for the first quarter increased 0.4 percent to $168.8 million compared to the prior-year period of $168.1 million. This reflects increased shipments of custom products and the pass-through of increased resin prices, offset by reduced shipments of conventional containers and price concessions tied to contract extensions. Total PET unit volume for the first quarter was down 0.7% compared to the prior year period.

“In line with our previous communications, first quarter results were impacted by softer volumes resulting from a slower ramp-up of new customer contracts as well as the unseasonably cold weather experienced in many of the domestic regions we serve,” commented Michael J. Hoffman, President and Chief Executive Officer. “However, during the quarter we continued to execute on our long-term strategy by containing our costs, growing our custom volume, signing new customer contracts and extending relationships with existing customers.”

For the first quarter of 2003, the company reported a gross profit of $12.1 million compared to 2002 first quarter gross profit of $13.9 million, representing a decline of 12.9 percent. The reduction in gross profit is attributable to the decline in conventional volume, and the implementation of price reductions mostly granted to extend long-term contracts and increase volumes. In addition, the company experienced an increase in warehousing costs as it built inventory in anticipation of the traditionally busy summer months.

Operating expenses (selling and administrative expenses, management charges, research and technology expense, foreign exchange adjustments, and other expense, net) for the first quarter were $6.3 million, compared to operating expenses of $6.0 million in the first quarter of 2002. This increase includes a rise in stand-alone administrative costs associated with being an independent company which were mostly offset by a discontinuation of management charges and research and technology charges from our former parent as a result of our November 2002 initial public offering.

Interest expense was $8.3 million in the first quarter compared to $0.9 million in the same period of 2002. The increase of $7.4 million was a result of the debt incurred in conjunction with the company’s November 2002 IPO.

Income/(loss) before taxes and cumulative effect of change in accounting for goodwill was a loss of $2.5 million in the quarter compared to income of $ 7.0 million in the same period of 2002. The primary contributors to this decline were the previously noted reduction in gross profit and the increase in interest expense.

Adding interest, depreciation and amortization, and minority interest to income/(loss) before taxes and cumulative effect of a change in accounting for goodwill yields an EBITDA for the quarter of $19.8 million, down from the prior year’s quarter of $21.4 million. The decrease was driven by the reduced shipments of conventional containers and the previously mentioned price reductions. EBITDA may not be comparable to EBITDA as defined by other companies. Although EBITDA is a non-GAAP measurement, the Company believes it is a useful measure of pre-tax operating cash flow prior to debt service. It is also a key financial measure used to determine the company’s compliance with certain financial covenants in the company’s senior secured credit agreement.

The company ended the quarter with $50.0 million borrowed on its $100 million revolving credit agreement, a reduction of $5.0 million from 2002 year end. Largely due to this decrease in debt, the company’s cash and cash equivalents at the end of the quarter were $14.6 million compared to $20.9 million at year-end 2002

Conference Call

The company will hold a conference call on April 29, 2003, at 10:00am (ET) to discuss this news release and the Company’s business outlook. Forward looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 589-4298 (domestic callers) or (719) 457-0349 (international callers). A replay of the broadcast will be available from 2:00 p.m. on April 29, 2003 through midnight on May 7, 2003. The rebroadcast can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 647395, or via the web at http://www.constar.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Statements that include the words “expect,” “believe,” “intend,” “plan,” “anticipate,” “project,” “will,” “may,” “could,” “should,” “pro forma,” “continues,” “estimates,” “potential,” “predicts,” “goal,” “objective” and similar statements of a future nature identify forward-looking statements. These forward-looking statements and forecasts are subject to risks, uncertainties and assumptions, including, among other things, continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring our proprietary technologies and know-how; our ability to protect our existing technologies and to develop new technologies; our ability to control costs; our ability to achieve improved utilization on our equipment; the terms upon which we acquire resin and our ability to reflect those terms in our sales; our debt levels and our ability to obtain financing and service debt; our ability to comply with restrictive covenants contained in the instruments governing our indebtedness; legal and regulatory proceedings and developments; general economic and political conditions; weather conditions; our ability to identify trends in our markets and to offer new solutions that address the changing needs of these markets; our ability to successfully execute our business model and enhance our product mix; our ability to compete successfully against competitors; and the other risks identified from time to time in our SEC filings. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and the forecasts included in this press release may not be accurate. We do not intend to review or revise any particular forward-looking statement or forecast in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The company provides full-service packaging solutions, from product design and engineering to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

James C. Cook, Executive Vice President and Chief Financial Officer, (215) 698-5392

Aparna Mohan, Edelman Financial, (212) 704-8224

CONSTAR INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON (in thousands, except per share data)
	First Quarter 2003	First Quarter 2002
Net customer sales	$168,433	$166,842
Net sales to affiliates	358	1,306

Net sales	168,791	168,148

Cost of products sold, excluding depreciation	142,732	140,661
Depreciation	14,002	13,580

Gross profit	12,057	13,907

Selling and administrative expense	4,759	2,216
Management charges	—	996
Research and technology expense	1,419	2,966
Interest expense, net	8,283	850
Foreign exchange adjustments	47	(70)
Other expense/(income), net	63	(66)

Income/ (loss) before taxes and cumulative effect of change in accounting for goodwill	(2,514)	7,015

Provision for income taxes	(610)	2,711
Minority interest	(73)	87

Income (loss) before cumulative effect of change in accounting for goodwill	(1,831)	4,217
Cumulative effect of change in accounting for goodwill	—	(50,059)

Net loss	$ (1,831)	$(45,842)

Net loss per share of common stock:
Basic:	$(0.15)	$ (3.82)
Diluted:	$(0.15)	$ (3.82)

Weighted average shares outstanding:
Basic:	12,000	12,000
Diluted:	12,015	12,000

SELECTED FINANCIAL DATA
Earnings before interest, taxes, depreciation and amortization, minority interest and the cumulative effect of a change in accounting (“EBITDA”)	$ 19,771	$ 21,445

	March 31, 2003	December 31, 2002
Cash and cash equivalents	14,599	20,913
Debt:
Senior Revolving Credit ($100 million facility)	50,000	55,000
Term B Loan	149,250	149,625
Senior Subordinated Debt	172,484	172,392